Exhibit 99.1

Spectrum Brands Reports Third Quarter 2009 Financial Results

ATLANTA, GA--(Marketwire - August 07, 2009) - Spectrum Brands (the "Company") today reported its results of operations and filed its Form 10-Q with the Securities and Exchange Commission for the quarter ended June 28, 2009, which is the Company's third quarter of fiscal 2009.

The Company's consolidated net sales for the third quarter were $589.4 million as compared to $638.8 million for the third quarter of fiscal 2008. Reported net sales exclude the Company's growing products division, which is being accounted for as discontinued operations. Net sales, excluding a $35.9 million negative impact due to foreign exchange in the third quarter of 2009, decreased 2.1 percent from the same quarter last year.

Consolidated adjusted EBITDA, a non-GAAP measurement which the Company believes is a useful indicator of the operating health of the business and its trajectory, was $102.0 million for the quarter, up 19.0 percent over the same quarter of last year. Adjusted EBITDA for the third quarter of 2009 included a negative impact of foreign exchange of $3.8 million.

The Company reported a net loss per fully diluted share of $0.71 per share for the quarter. Excluding certain items which management believes are not indicative of the Company's on-going normalized operations, the Company generated adjusted diluted earnings per share of $0.47, a non-GAAP number. These excluded items, net of tax, include:

--  Reorganization costs associated with the Company's Chapter 11 filing of $40.6 million, or $0.77 cents per share;

--  Net tax adjustments of $17.2 million, or $0.33 per share, to exclude the effect of certain adjustments made to the valuation allowance against net deferred taxes and other tax related items;

--  Restructuring and related charges of $2.1 million, or $0.04 per share, details of which are provided in Table 3 and its respective footnotes of this release; and

--  Net loss from discontinued operations of $2.0 million, or $0.04 per share related to the Company's growing products portion of its Home and
    Garden business.

During the third quarter of fiscal year 2008, the Company reported a net loss per fully diluted share of $5.58. After adjusting for certain items which management believes are not indicative of the Company's on-going normalized operations, which are outlined in detail in this release in Table 3 and its respective footnotes, the Company generated an adjusted basic earnings per share of $0.13.

Gross profit and gross margin for the quarter were $230.3 million and 39.1 percent, respectively, versus $242.4 million and 37.9 percent for the same period in fiscal year 2008. Cost of goods sold during the fiscal 2008 third quarter included restructuring and related charges of approximately $14 million related to the shutdown of the Company's battery manufacturing facility in Ningbo, China and various cost cutting initiatives throughout the Company.

With tight budget controls and some ongoing organizational streamlining, Selling, General and Administrative ("SG&A") expenses were $137.5 million, or 23.3 percent of sales for the quarter, a $43.1 million reduction from the same quarter last year when SG&A was 28.3 percent of sales. During the third quarter of 2009, SG&A expenses also benefited from favorable foreign exchange impacts of $11.0 million versus the prior year.

Third Quarter Segment Results

Global Batteries and Personal Care

Continuing the positive trends experienced in recent quarters, the Company's Global Batteries and Personal Care segment reported its tenth consecutive quarter of year-over-year improvement in adjusted EBITDA as a direct result of continued market share growth in many product categories and successful cost cutting initiatives. Net sales for the segment for the third quarter were $296.8 million compared with $344.4 million for the same period last year, a difference of $47.6 million, of which $31.4 million represents the impact of negative foreign exchange.

Adjusted EBITDA for the Global Batteries and Personal Care segment was $43.3 million for the quarter, which is up 14.1 percent over the same quarter of last year as this business continues to benefit from the successful implementation of numerous cost savings initiatives and the decision to exit targeted segments of its private label, lower margin business, particularly in European markets. Excluding $4.6 million of negative foreign exchange impacts during the third quarter of fiscal year 2009, adjusted EBITDA was up 26.2 percent compared to the same period last year. Profitability for this segment also improved this quarter to $37.3 million, up 12.3 percent over last year's level.

Global battery sales for the quarter were $185.6 million, down $31.9 million from last year due to a negative foreign exchange impact of $19.5 million as well as slower sales in the Latin American market due to a slow-down in consumer spending and inventory de-stocking at retailers driven by economic conditions.

In North America, Rayovac® branded products are experiencing an outstanding year demonstrated by the Nielson survey results, which continue to show Rayovac® outpacing competitors in both dollar share and dollar sales growth. The Company believes that its value positioning is resonating with today's cost conscious consumer. Overall battery sales in North America were up 9.8 percent over the same period last year with sales of alkaline batteries up 14.9 percent.

European battery sales for the quarter were $73.0 million, down $18.1 million from last year primarily due to a negative foreign exchange impact of $13.0 million and the decision to exit targeted segments of the Company's private label, lower margin business.

Latin American battery sales for the quarter were $35.5 million, down from $56.1 million last year. Foreign exchange negatively impacted this quarter's results by $6.0 million, while the slowdown in several economies in that region and de-stocking of inventory at retailers also contributed to slower sales.

Global sales of Remington® branded products were very stable for the quarter with $93.4 million in sales, including a negative foreign exchange impact of $10.5 million. Last year sales for the same period were $104.8 million. According to a recent Nielson survey dated July 11, 2009, Remington continues to be the fastest growing or top selling product in many of its product categories including men's shaving, women's hair care, personal groomers and women's electric shaving and grooming.

Global Pet Supplies

The Global Pet Supplies Segment reported net sales of $144.6 million down from $148.6 million in the same period of last year due to $4.4 million of negative foreign exchange impacts this quarter. With strong growth in North America, led by the performance of the Company's Dingo® branded products, companion animal sales grew 7.4 percent for the quarter. For the Company's aquatics products, sales of consumables, such as fish food, remained robust worldwide while sales of larger equipment lagged due to weak economic conditions. Overall aquatics sales for the quarter were down 7.5 percent with stable year-over-year sales in North America and the Pacific Rim regions, offset by weaker sales in Europe as negative foreign exchange and a shorter than anticipated pond season due to poor weather conditions in early spring, which tempered results there.

Benefiting from global cost reduction initiatives, adjusted EBITDA for the Global Pet Supplies segment was $24.9 million for the quarter compared to $22.4 million for the same period last year. Foreign exchange did not have a significant impact on Global Pet Supplies adjusted EBITDA. Segment profitability for Global Pet Supplies for the quarter was $19.2 million compared to $16.8 million for the same period last year.

Home and Garden

With the prime bug and pest season underway, the Company's Home and Garden Business segment's net sales, which included sales of brands such as Cutter®, Repel®, Hot Shot® and Spectracide®, were $148.0 million, as compared with $145.8 million for the same period last year.

Benefiting from successful cost cutting measures as well as positive sales results for the quarter, adjusted EBITDA for the Home and Garden segment for the quarter improved $7.3 million, or 21.6 percent, over the same period last year to $41.3 million. Segment profitability for the quarter was $38.7 million for the Home and Garden business as compared with $31.3 million in the same period last year.

Corporate Expenses and Interest Expense

Corporate expenses were $8.2 million for the quarter as compared with $12.4 million in corporate expenses during the third quarter of last year. This decrease was primarily due to the non-recurring $4.5 million charge incurred in the third quarter of fiscal 2008 to write off professional fees incurred in connection with the termination of a purchase contract for the Global Pet Supplies business.

Interest expense was $48.7 million compared to $57.1 million in the same period last year, primarily due to the Company's discontinuation of the accrual of $24 million in interest for the quarter on its Senior Subordinated Notes. In accordance with generally accepted accounting principles, as of February 3, 2009, the date of the Company's Chapter 11 filing, the Company ceased accruing interest on its Senior Subordinated Notes. These notes are expected to be cancelled upon the effective date of the Company's Plan of Reorganization, which is expected to occur later this month. This non-accrual of interest was partially offset by default interest accrued on the Company's senior term loans and a change in the required accounting treatment on its interest rate derivative contracts as a result of the Company's Chapter 11 filing.

Financial Restructuring Update: Exit from Chapter 11 Expected This Month

As previously disclosed, on February 3, 2009, the Company announced a proposed financial restructuring and filed a pre-negotiated Plan of Reorganization (the "Plan") with the U.S. Bankruptcy Court that would, if confirmed, significantly reduce the Company's outstanding debt, which management believes will put the Company in a stronger financial position for the future. Under the terms of the Plan, existing common stock will be extinguished, and no distributions will be made to holders of the current equity. In addition, allowed claims with respect to the Senior Subordinated Notes will be refinanced with new common stock and new senior subordinated notes to be issued by the Company. Holders of the allowed claims with respect to the existing notes will receive their pro rata share of approximately 27 million shares of new common stock as well as their pro rata share of approximately $218 million in principal amount of the new subordinated notes.

On July 15, 2009, the Honorable Judge King of the U.S. Bankruptcy Court for the Western District of Texas, San Antonio Division, entered an order confirming the Company's Plan. The official equity committee appointed in the Company's chapter 11 cases has appealed the confirmation and the Fifth Circuit Court of Appeals has imposed a stay pending certain elements of this appeal. While there can be no assurances, the Company believes that the record demonstrates that the Bankruptcy Court reached the correct decision and, accordingly, that the confirmation will be upheld. The Company expects to exit from Chapter 11 protection later this month.

Once implemented, on the effective date, the confirmed Plan would reduce the Company's subordinated debt by approximately $840 million, significantly strengthening the Company's balance sheet and overall financial position.

In connection with the implementation of the confirmed Plan, the Company expects to close on the effective date an exit financing facility of up to $242 million.

A full discussion of the Company's Chapter 11 process is included in its Quarterly Report on Form 10-Q, which was filed with Securities and Exchange Commission earlier today. This Form 10-Q is also available on the Company's website at www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Excluding the impact of current exchange rate fluctuations may provide additional meaningful reflection of underlying business trends. In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table 3, "Reconciliation of GAAP to Adjusted Diluted Loss Per Share," for a complete reconciliation of diluted loss per share on a GAAP basis to adjusted diluted loss per share, and Table 4, "Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA," for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the third quarter of fiscal 2009 and the third quarter of fiscal 2008 on a consolidated basis and for each of the Company's business segments. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company's ability to service debt and is one of the measures used for determining the Company's debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. In addition, Spectrum Brands' management uses adjusted diluted earnings per share as one means of analyzing the Company's current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. Spectrum Brands provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While Spectrum Brands' management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company's GAAP financial results and should be read in conjunction with those GAAP results.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of widely trusted brands are Rayovac®, Remington®, Varta®, Tetra®, Marineland®, Nature's Miracle®, Dingo®, 8-In-1®, Spectracide®, Cutter®, Repel®, and HotShot®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generates annual revenue from continuing operations in excess of $2 billion.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) risks that the bankruptcy filing and the related cases disrupt current plans and operations; (2) risks that the Company's businesses could suffer from the loss of key customers, suppliers or personnel during the pendency of the bankruptcy cases, (3) risks that the Company will not be able to maintain sufficient liquidity for the pendency of the bankruptcy cases, (4) risks that the Company will not be able to secure satisfactory exit financing to emerge from the bankruptcy cases, (5) risks that the confirmed plan of reorganization will be overturned, (6) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (7) changes in consumer demand for the various types of products Spectrum Brands offers, (8) unfavorable developments in the global credit markets, (9) the impact of overall economic conditions on consumer spending, (10) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (11) changes in the general economic conditions in countries and regions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (12) the Company's ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (13) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Spectrum Brands also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management's reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

The Company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Attached

Table 1 - Condensed Consolidated Statements of Operations

Table 2 - Supplemental Financial Data

Table 3 - Reconciliation of GAAP to Adjusted Diluted Earnings Per Share

Table 4 - Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

Table 1
SPECTRUM BRANDS, INC.
Debtor and Debtor-in-Possession
Condensed Consolidated Statements of Operations
For the three months ended June 28, 2009 and June 29, 2008
(Unaudited)
(In millions, except per share amounts)

	THREE MONTHS			NINE MONTHS
	F2009	F2008	INC(DEC)	F2009	F2008	INC(DEC)
			%			%
Net sales	$589.4	$638.8	-7.7%	$1,641.1	$1,758.6	-6.7%
Cost of goods sold	358.7	382.5		1,022.9	1,079.9
Restructuring and related charges	0.4	13.9		13.2	14.2
Gross profit	230.3	242.4	-5.0%	605.0	664.5	-9.0%

Selling	95.1	135.2		301.2	383.5
General and administrative	42.4	45.4		116.8	139.1
Research and development	6.3	6.9		17.7	18.8
Goodwill and intangibles impairment	-	303.3		-	315.7
Restructuring and related charges	2.8	6.0		27.2	16.0

Total operating expenses	146.6	496.8		462.9	873.1

Operating income	83.7	(254.4)		142.1	(208.6)

Interest expense	48.6	57.1		148.6	172.5
Other (income) expense, net	(0.8)	1.3		3.5	0.1

Income (loss) from continuing operations before reorganization items, net and income taxes	35.9	(312.8)		(10.0)	(381.2)

Reorganization items, net	62.5	-		83.8	-

Loss from continuing operations before income taxes	(26.6)	(312.8)		(93.8)	(381.2)

Income tax expense (benefit)	7.9	(33.9)		31.8	49.2

Loss from continuing operations	(34.5)	(278.9)		(125.6)	(430.4)

Loss from discontinued operations, net of tax (a)	(2.0)	(5.0)		(84.0)	(8.6)

Net loss	$(36.5)	$(283.9)		$(209.6)	$(439.0)

Average shares outstanding (b)	51.4	50.9		51.4	50.9

Loss from continuing operations	$(0.67)	$(5.48)		$(2.44)	$(8.45)
Loss from discontinued operations	(0.04)	(0.10)		(1.63)	(0.17)
Basic loss per share	$(0.71)	$(5.58)		$(4.07)	$(8.62)

Average shares and common stock equivalents outstanding (b) (c)	51.4	50.9		51.4	50.9

Loss from continuing operations	$(0.67)	$(5.48)		$(2.44)	$(8.45)
Loss from discontinued operations	(0.04)	(0.10)		(1.63)	(0.17)
Diluted loss per share	$(0.71)	$(5.58)		$(4.07)	$(8.62)

Note: The Company's growing products portion of the Home & Garden business is excluded from continuing operations for all periods presented.

(a) Reflects the loss from discontinued operations, net of tax, of the growing products portion of the Home and Garden Business and of the Canadian Home and Garden Business. The shutdown of the growing products portion of the Home and Garden Business was completed during the second quarter of fiscal 2009. The Canadian Home and Garden business was discontinued effective October 1, 2006. Included in the loss from discontinued operations for the nine months ended June 29, 2008, is a loss on disposal of $1.1 million, net of tax benefit. The Company's Canadian Home and Garden business was sold on November 1, 2007.

(b) Per share figures calculated prior to rounding.

(c) For the three and nine months ended June 28, 2009 and June 29, 2008, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS, INC.
Debtor and Debtor-in-Possession
Supplemental Financial Data
For the three months ended June 28, 2009 and June 29, 2008
(Unaudited)
($ in millions)

Supplemental Financial Data	F2009	F2008
Cash	$64.4	$72.7

Trade receivables, net	$324.6	$395.0
Days Sales Outstanding (a)	50	57

Inventory, net	$361.5	$428.3
Inventory Turnover (b)	4.1	3.9

Total Debt	$2,530.6	$2,634.7

	THREE MONTHS		NINE MONTHS
Supplemental Cash Flow Data	F2009	F2008	F2009	F2008
Depreciation and amortization, excluding amortization of debt
issuance costs	$15.3	$16.6	$47.5	$64.0

Capital expenditures	$2.3	$4.1	$5.6	$12.7

	THREE MONTHS		NINE MONTHS
Supplemental Segment Sales & Profitability	F2009	F2008	F2009	F2008

Net Sales
Global Batteries & Personal Care	$296.8	$344.4	$973.6	$1,070.1
Global Pet Supplies	144.6	148.6	419.1	439.4
Home and Garden	148.0	145.8	248.4	249.1
Total net sales	$589.4	$638.8	$1,641.1	$1,758.6

Segment Profit
Global Batteries & Personal Care	$37.3	$33.2	$124.4	$105.0
Global Pet Supplies	19.2	16.8	45.8	48.8
Home and Garden	38.7	31.3	36.9	13.5
Total segment profit	95.2	81.3	207.1	167.3

Corporate	8.2	12.4	24.5	30.0
Restructuring and related charges	3.2	19.9	40.4	30.2
Goodwill and intangibles impairment	-	303.3	-	315.7
Interest expense	48.7	57.1	148.6	172.5
Other (income) expense, net	(0.8)	1.3	3.6	0.1

Income (loss) from continuing operations before reorganization items, net and income taxes	$35.9	$(312.7)	$(10.0)	$(381.2)

(a)  Reflects actual days sales outstanding at end of period.

(b)  Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by inventory as of the end of the period.

Table 3
SPECTRUM BRANDS, INC.
Debtor and Debtor-in-Possession
Reconciliation of GAAP to Adjusted Diluted Earnings Per Share
For the three months ended June 28, 2009 and June 29, 2008
(Unaudited)

	THREE MONTHS				NINE MONTHS
	F2009		F2008		F2009		F2008
Diluted loss per share, as reported	$(0.71)		$(5.58)		$(4.07)		$(8.62)

Adjustments, net of tax:
Reorganization items, net	0.77	(a)	-		1.03	(a)	-
Restructuring and related charges	0.04	(b)	0.27	(c)	0.50	(d)	0.41	(e)
Goodwill and intangibles impairment	-		4.76	(f)	-		5.13	(g)
Discontinued operations	0.04	(h)	0.10	(i)	1.63	(h)	0.17	(i)
Income taxes	0.33	(j)	0.33	(k)	1.22	(j)	2.46	(k)
Depreciation and Amortization - U.S Home and Garden	-		-		-		0.13	(l)
Write off of deferred financing costs	-		-		0.03	(m)	-
Transaction costs	-		0.05	(n)	-		0.08	(n)
Other adjustments	-		(0.06)	(o)	(0.03)	(p)	(0.16)	(q)
	1.18		5.45		4.38		8.22

Basic earnings per share, as adjusted	$0.47		$(0.13)		$0.31		$(0.40)

Note: Per share figures calculated prior to rounding.

(a)  For the three and nine months ended June 28, 2009, reflects $40.6 million and $54.5 million, respectively,  of reorganization costs associated with the Company's Chapter 11 Bankruptcy filing, net of tax, in accordance with SOP 90-7, "Financial Reporting by Entities in Reorganization."

(b)  For the three months ended June 28, 2009, reflects $2.1 million, net of tax, of restructuring and related charges as follows: (i) $1.6 million related to the Global Cost Reduction Initiatives; (ii) $0.9 million for the Global Realignment Initiatives announced in January 2007; and (iii) $(0.4) million to revise prior estimates related to the 2005 Purchase Accounting Initiatives related to the integration of United and Tetra.

(c)  For the three months ended June 29, 2008, reflects $14.3 million, net of tax, of restructuring and related charges as follows: $10.3 million for the Ningbo exit strategy, $0.3 million for the integration of United and Tetra and $3.7 million for the Global restructuring announced in January 2007.

(d)  For the nine months ended June 28, 2009, reflects $26.3 million, net of tax, of restructuring and related charges as follows: (i) $8.6 million for the Global Cost Reduction initiatives; (ii) $7.3 million for the Global Realignment Initiatives announced in January 2007; (iii) $8.5 million for the Ningbo Exit Plan; and (iv) $1.9 million for the integration of United and Tetra.

(e)  For the nine months ended June 29, 2008, reflects $21.0 million, net of tax, of restructuring and related charges as follows: $10.3 million for the Ningbo exit strategy, $2.2 million for the integration of United and Tetra and $8.5 million for the Global restructuring announced January 10, 2007.

(f) For the three months ended June 29, 2008, reflects an impairment charge of $253.7 million, net of tax, of goodwill and trade names as follows: $13.7 million of trade names and $68.9 million of goodwill of our Home and Garden Business as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets;" $154.9 million of goodwill of our Global Pet Supplies business as a result of an impairment evaluation in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets;" and $16.2 million of goodwill of our Global Battery and Personal Care business as a result of the Ningbo exit strategy in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

(g) For the nine months ended June 29, 2008, reflects an impairment charge of $261.5 million, net of tax, of goodwill and trade names as follows: $21.5 million of trade names and $68.9 million of goodwill of our Home & Garden business as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets;" $154.9 million of goodwill of our Global Pet Supplies business as a result of an impairment evaluation in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets;" and $16.2 million of goodwill of our Global Battery and Personal Care business as a result of the Ningbo exit strategy in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

(h) For the three and nine months ended June 28, 2009, reflects loss from discontinued operations, net of tax, of $2.0 million and $84.0 million, respectively, of the Company's growing products portion of the Home and Garden Business.

(i) For the three and nine months ended June 29, 2008, reflects results from discontinued operations, net of tax, of $5.0 million of income and $7.5 million of loss, respectively, of the Company's growing products portion of the Home and Garden Business.  The nine months ended June 28, 2008 also reflects the loss on discontinued operations, net of tax of $1.1 million of the Company's Canadian Home & Garden business sold on November 1, 2007.

(j) For the three and nine months ended June 28, 2009, reflects $17.2 million and $64.7 million, respectively, adjustment to income tax expense to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(k) For the three and nine months ended June 29, 2008, reflects $17.6 million and $125.3 million, respectively, adjustment to income tax expense to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(l) Effective December 31, 2007, the Company discontinued the active marketing of the Home and Garden business for sale and, accordingly, reclassified the Home and Garden business, which had been designated as a discontinued operation since October 1, 2006, as an asset held and used in continuing operations.  Inasmuch as depreciation and amortization expense is not recorded for assets designated as discontinued operations, this adjustment reflects the impact of depreciation and amortization expense as if the Home and Garden business was designated as a continuing operation for all periods presented.

(m)  For the nine months ended June 28, 2009 reflects $1.5 million, net of tax, of a charge to write of the deferred financing costs related to the Company's Asset Based Revolver Loan that was paid off in March 2009.

(n) For the three months ended June 29, 2008 general and administrative expenses include $2.9 million, net of tax, representing professional fees incurred in connection with the proposed sale of the Company's Global Pet Supplies business. For the nine months ended June 29, 2008 general and administrative expenses include $3.9 million, net of tax, representing professional fees incurred in connection with the proposed sale of the Company's Global Pet Supplies and Home and Garden businesses.

(o) For the three months ended June 29, 2008, general and administrative expenses include a net of tax benefit of $1.9 million related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. For the three months ended June 29, 2008, interest expense includes a net of tax benefit of $0.9 million related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.   Lastly, Diluted earnings per share, as reported for the three months ended June 29, 2008 is calculated using average basic shares outstanding of 50.9 million as the use of average diluted shares outstanding would be antidilutive.  However, all adjustments to arrive at Diluted earnings per share, as adjusted for the three months ended June 28, 2008 are calculated using average diluted shares outstanding of 53.3 million.

(p) For the nine months ended June 28, 2009, general and administrative expenses include a net of tax benefit of $3.2 million related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. For the three months ended June 29, 2008, interest expense includes a net of tax benefit of $1.6 million related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.   Lastly, Diluted earnings per share, as reported for the nine months ended June 28, 2009 is calculated using average basic shares outstanding of 51.4 million as the use of average diluted shares outstanding would be antidilutive.  However, all adjustments to arrive at Diluted earnings per share, as adjusted for the nine months ended June 28, 2009 are calculated using average diluted shares outstanding of 52.9 million.

(q)  For the nine months ended June 29, 2008, general and administrative expenses include a net of tax benefit of $5.5 million related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. For the nine months ended June 29, 2008, interest expense includes a net of tax benefit of $2.7 million related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.

Table 4
SPECTRUM BRANDS, INC.
Debtor and Debtor-in-Possession
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the three months ended June 28, 2009
(Unaudited)
($ millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Net Income (loss)	$37.1	$19.2	$35.4	$(71.8)	$(56.5)	$(36.5)

Loss from discontinued operations, net of tax	-	-	2.0	-		2.0
Income tax expense	-	-	-	-	7.9	7.9
Interest expense	-	-	-	-	48.6	48.6
Restructuring and related charges	1.0	0.2	1.2	0.9	-	3.2
Reorganization Items	-	-	-	62.5	-	62.5
Accelerated Depreciation (b)	-	-	(0.4)			(0.4)
Brazilian IPI Credit	(0.8)	-	-	-	-	(0.8)

Adjusted EBIT	37.3	19.5	38.3	(8.4)	-	86.7
Depreciation and Amortization	5.9	5.4	3.1	0.9	-	15.3

Adjusted EBITDA	$43.3	$24.9	$41.3	$(7.5)	$-	$102.0

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects accelerated depreciation associated with the Global Cost Reduction Initiatives.  This amount is included within Restructuring and related charges.  This adjustment negates the impact of reflecting the expense twice.

Table 4
SPECTRUM BRANDS, INC.
Debtor and Debtor-in-Possession
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the 9 months ended June 28, 2009
(Unaudited)
($ millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Net Income (loss)	$99.4	$41.9	$(50.1)	$(120.5)	$(180.4)	$(209.6)

Loss from discontinued operations, net of tax	-	-	84.0	-	-	84.0
Income tax expense	-	-	-	-	31.8	31.8
Interest expense	-	-	-	-	148.6	148.6
Restructuring and related charges	20.6	4.7	2.9	12.2	-	40.4
Reorganization Items	-	-	-	83.8	-	83.8
Accelerated Depreciation (b)	(2.7)	-	(0.4)	-	-	(3.1)
Brazilian IPI Credit	(4.9)	-	-	-	-	(4.9)

Adjusted EBIT	112.4	46.6	36.5	(24.5)	-	171.0
Depreciation and Amortization	20.6	16.2	8.4	2.3	-	47.5

Adjusted EBITDA	$133.0	$62.8	$44.9	$(22.2)	$-	$218.5

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects accelerated depreciation associated with the Global Cost Reduction Initiatives.  This amount is included within Restructuring and related charges.  This adjustment negates the impact of reflecting the expense twice.

Table 4
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the three months ended June 29, 2008
(Unaudited)
($ millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Net Income (loss)	$(0.7)	$(138.7)	$(106.8)	$(14.4)	$(23.2)	$(283.9)

Loss from discontinued operations, net of tax	-	-	4.9		-	4.9
Income tax expense	-	-	-		(33.9)	(33.9)
Interest expense	-	-	-		57.1	57.1
Goodwill and intangibles impairment	16.2	154.9	132.2	-	-	303.3
Restructuring and Related charges	17.4	0.4	1.0	1.1	-	19.9
Brazilian IPI Credit	(2.8)	-	-	-	-	(2.8)
Transaction costs - Corporate	-	-	-	4.5	-	4.5

Adjusted EBIT	30.1	16.6	31.3	(8.8)	-	69.2
Depreciation and Amortization	7.8	5.8	2.7	0.2	-	16.6

Adjusted EBITDA	$37.9	$22.4	$34.0	$(8.6)	$-	$85.8

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

Table 4
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the nine months ended June 29, 2008
(Unaudited)
($ millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Net Income (loss)	$68.2	$(108.0)	$(142.5)	$(35.1)	$(221.5)	$(439.0)

Loss from discontinued operations, net of tax	-	-	8.5	-	-	8.5
Income tax expense	-	-	-	-	49.2	49.2
Interest expense	-	-	-	-	172.5	172.5
Goodwill and intangibles impairment	16.2	154.9	144.6	-	-	315.7
Restructuring and related charges	22.1	1.5	2.9	3.7	-	30.2
Restricted Stock Amortization/Restructuring (b)	-	-	-	-	(0.2)	(0.2)
Brazilian IPI Credit	(8.3)	-	-	-	-	(8.3)
Transaction costs	-	-	1.5	4.5	-	6.0

Adjusted EBIT	98.3	48.4	15.0	(26.9)	-	134.8
Depreciation and Amortization	23.8	16.9	18.9	4.2	-	63.9

Adjusted EBITDA	$122.1	$65.3	$34.0	$(22.7)	$-	$198.7

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects restricted stock amortization which is associated with and included in restructuring and related charges. The adjustment negates the impact of reflecting this expense twice.

Investor Contact:
Carey Phelps
DVP Investor Relations & Corporate Communications
Spectrum Brands
770-829-6208

Media Contact:
Kekst and Company for Spectrum Brands
Michael Freitag or Victoria Weld
(212) 521-4800